Exhibit 10.21

AGREEMENT AND GENERAL RELEASE

     Emisphere Technologies, Inc. (hereinafter “the Employer”) and Lewis Henry Bender, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1. Last Day of Employment. Employee's last day of employment with the Employer is December 7, 2007.

2. Consideration. In consideration for signing this Agreement and General Release, and complying with its terms, the Employer agrees to:

a) pay to Employee six months severance pay, in bi-weekly installments of $13,677.36, less lawful deductions, from December 10, 2007 through June 6, 2008 (“the Severance Period”), in accordance with Employee’s current payroll. Employer will begin paying Employee within twenty (20) days after the Employer’s receipt of an original of this Agreement and General Release signed by Employee, absent Employee’s subsequent revocation.

b) During the Severance Period, Employee will continue to receive medical insurance provided Employee elects such continuation pursuant to COBRA. If so, a percentage of the premium payments will continue to be deducted from Employee salary continuation payments and Employer will continue to make contributions toward Employee’s premium payments for medical insurance at the same rate as is currently contributed. Group life insurance, group short term and long term disability, flexible spending account participation, pretax 401(k) contributions and 401(k) matching will cease as of the Termination Date.

c) Employer agrees to pay for outplacement services to be provided to Lewis Henry Bender through the length of the Severance Period, the extent, nature and cost of services to be in Employer’s discretion.

d) notwithstanding anything to the contrary in the Option Plans (defined below) or in the Option Agreements (defined below) that (i) the options granted to you under the Emisphere Technologies, Inc. 1995 Non-Qualified Stock Option Plan, as amended and the Emisphere Technologies, Inc. 2000 Stock Option Plan, and the Emisphere Technologies, Inc. 2007 Stock Award and Incentive Plan (together, the “Option Plans”), including options granted pursuant to option agreements dated July 6, 2000, March 22, 2001, July 8, 2002, July 17, 2003,December 1, 2005, February 12, 2007, and June 7, 2007 (collectively, the “Option Agreements”) shall continue in full force and effect from and after your termination date as of December 7, 2007 (the “Termination Date”) in accordance with their terms and (ii) that such options , when vested in accordance with their terms, shall remain exercisable following the Termination Date until the ten year anniversary of the option grant date and shall otherwise remain subject to all other terms and conditions of the applicable Option Plan and Option Agreement.

3. No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in paragraph “2” above, except for Employee’s execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4. General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Emisphere Technologies, Inc., its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, members, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

  Title VII of the Civil Rights Act of 1964;

  Sections 1981 through 1988 of Title 42 of the United States Code;

  The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

  The Immigration Reform and Control Act;

  The Americans with Disabilities Act of 1990;

  The Age Discrimination in Employment Act of 1967(“ADEA”);

  Title VII of the Civil Rights Act;

  Sections 1981 through 1988 of Title 42 of the United States Code;

  The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

  The Immigration Reform and Control Act;

  The Americans with Disabilities Act;

  The Age Discrimination in Employment Act (“ADEA”);

  The Workers Adjustment and Retraining Notification Act;

  The Fair Credit Reporting Act

  The New Jersey Law Against Discrimination;

  The New Jersey Civil Rights Act;

  The New Jersey Family Leave Act;

  The New Jersey State Wage and Hour Law;

  The New Jersey Conscientious Employee Protection Act;

  The New Jersey Equal Pay Law;

  The New Jersey Occupational Safety and Health Law;

  The New Jersey Smokers’ Rights Law;

  The New Jersey Genetic Privacy Act;

  The New Jersey Fair Credit Reporting Act;

  The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers' Compensation Claim;

  The New Jersey Public Employees' Occupational Safety and Health Act;

  New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

  The New York State Executive Law;

  The New York State Human Rights Law, as amended;

  The New York State Labor Law, as amended;

  The New York State Civil Rights Law;

  The New York Wage Hour And Wage Benefits Law;

  The New York Minimum Wage Law, as amended;

  The Retaliation/Discrimination provisions of the New York Workers’ Compensation Law;

  any other federal, state or local law, rule, regulation, or ordinance;

  any public policy, contract, tort, or common law, including but not limited to any claim based on Employee’s offer letter or any other potential or actual agreement; or

  any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

Employee understands this Release includes, but is not limited to all claims related in any manner to Employee’s employment or the cessation of that employment and acknowledges that the consideration provided for in paragraph two constitutes valid and sufficient consideration for the waiver of any such claims. Employee further understands that Employee is hereby releasing any known or unknown claim for alleged right to discovery of information or documents of Releasees.

5. Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Releasees.

Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of the Employer or any of its clients and will continue to maintain the confidentiality of such information consistent with the Employer’s policies and Employee’s agreements with the Employer and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

6. Confidentiality and Return of Property. Employee agrees not to disclose any non public information regarding the underlying facts leading up to or the existence or substance of this Agreement and General Release, except to Employee’s spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release. However, nothing in this agreement shall preclude Employee from: (1) communicating or cooperating with any appropriate federal, state or local government agency; or (2) responding to any lawfully-issued subpoena, court order or other compulsory legal process provided that he notify the Employer in writing in advance and cooperate with the Employer as requested to protect Employer’s confidential information. Employee affirms that Employee has returned all of the Employer’s property, documents, and/or any confidential information in Employee’s possession or control which shall include without limitation all documents or data in electronic or paper form containing Confidential Information without making, retaining or furnishing to a third party any copies. “Confidential Information” shall mean all information concerning the business of the Company, including without limitation, information relating to any of their products, product development, trade secrets, customers, suppliers, finances, business plans, internal communications and strategies. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Employer’s premises and that the Employer is not in possession of any of Employee’s property.

The Employee acknowledges and agrees that all provisions of the Disclosure Agreement Employee entered into on June 1, 1993 between Employee and Employer and the Employee Invention and Secrecy Agreement Employee entered into on June 14, 1993, (together, the “Confidentiality Agreements”) survive the termination of Employee’s employment with Employer and remain in full force and effect pursuant to their terms, subject to any contrary terms in this Agreement and Release which shall govern. In addition to the obligations imposed by the Confidentiality Agreements, Employee hereby acknowledges and agrees not to use any Confidential Information disclosed to him regarding Employer for any purpose other than in furtherance of Employer’s business, nor to reveal any Confidential Information to any third party unless otherwise agreed to in writing by Employer, nor to reveal the fact that such Confidential Information has been disclosed to the Employee. Employee agrees that he has acquired no rights to use of Confidential Information disclosed to him regarding Employer and that Employee shall maintain in complete confidence all Confidential Information disclosed to him in connection with his employment. Employee represents and warrants that he has not used Confidential Information or disclosed it to any third party.

7. Disparaging Statements. Employee agrees that he will not disparage, defame or demean Releasees in any manner whatsoever to any person or entity. Likewise, Employer agrees not to authorize or encourage any officers, directors, employees, consultants, attorneys and/or agents or their administrators, fiduciaries or assigns to make any disparaging, demeaning or defamatory statements about Employee in any manner to any other person or entity. Employer also agrees that in response to a request from a prospective employer, it shall provide only Employee’s dates of employment and positions held, and such prospective employer will be informed that such limited information is disclosed in accordance with Employer’s policy. Employee should direct any inquiries to the Employer's Human Resources Department. By agreeing to this provision, Employer is not accepting liability for statements made by current or former employees made outside the scope of their employment.

Employee shall cooperate with Employer, as reasonably requested by Employer, to effect a reasonable transition of his responsibilities and to ensure that Employer is aware of all significant matters that were being handled by Employee.

8. Cooperation. Subject to Employee’s other personal and professional obligations and on reasonable notice and at reasonable times, Employee will cooperate with Employer and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter which Employee was involved with or which Employee has knowledge of as a result of Employee’s employment with Employer and/or any Released Party or Released Parties. Employer shall pay, up front, the cost of all travel and accommodations necessary as a result of Employee cooperation pursuant to this paragraph, and shall reimburse Employee for all other reasonable out-of-pocket expenses. Employee shall receive no remuneration for providing testimony as a fact witness in any proceeding involving Employer or Released Parties.

9. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

10. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

11 Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

12. Entire Agreement. Except as referenced in paragraphs 2(d) and 6 above, this Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MICHAEL V. NOVINSKI, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO BARBARA MOHL, HUMAN RESOURCES OR HER DESIGNEE, OR MAILED TO BARBARA MOHL, , EMISPHERE TECHNOLOGIES; 765 OLD SAW MILL RIVER ROAD; TARRYTOWN, NY 10591, AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

By:/s/ Michael V. Novinski
MICHAEL V. NOVINSKI
December 14, 2007	PRESIDENT AND CHIEF EXECUTIVE OFFICER
Date

By: /s/ Lewis H. Bender
December 14, 2007	LEWIS H. BENDER
Date

STATE OF CONNETCICUT

COUNTY OF FAIRFIELD

     I, Tapas Deb, a Notary Public do hereby certify that Lewis H. Bender, personally known to me to be the same person whose name is subscribed to the foregoing AGREEMENT AND RELEASE, appeared before me this day in person and acknowledged that (s)he signed and delivered the said instrument as her/his free and voluntary act, for the uses and purposes therein set forth.

     Given under my hand and official seal this 8th day of January, 2008.

Tapas Deb
Notary Public

Date:__________________________